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As filed with the Securities and Exchange Commission on June 30, 2020.

Registration No. 333-236786

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACCOLADE, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	01-0969591 (I.R.S. Employer Identification Number)

1201 Third Avenue, Suite 1700
Seattle, WA 98101
(206) 926-8100
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Rajeev Singh
Chief Executive Officer
Accolade, Inc.
1201 Third Avenue, Suite 1700
Seattle, WA 98101
(206) 926-8100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John W. Robertson Alan D. Hambelton Cooley LLP 1700 Seventh Avenue, Suite 1900 Seattle, WA 98101 (206) 452-8700	Richard Eskew General Counsel 660 West Germantown Pike, Suite 500 Plymouth Meeting, PA 19462 (610) 834-2989	Christopher J. Austin James M. Shea, Jr. Paul Hastings LLP 200 Park Avenue New York, NY 10166 (212) 318-6000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☒

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

          This Amendment No. 4 (Amendment No. 4) to the Registration Statement on Form S-1 (File No. 333-236786) of Accolade, Inc. (Registration Statement) is being filed solely for the purpose of filing an updated exhibit 23.1 in Part II of this Amendment No. 4 to replace the previously filed exhibit 23.1. This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

 Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

          The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discount, all of which will be paid by us. All amounts are estimated except the SEC registration fee, the Financial Industry Regulatory Authority, Inc. (FINRA) filing fee, and the exchange listing fee.

Amount

SEC registration fee	$27,429
FINRA filing fee	32,197
Exchange listing fee	290,000
Accountants' fees and expenses	1,600,000
Legal fees and expenses	1,700,000
Transfer agent's fees and expenses	4,000
Printing and engraving expenses	245,000
Miscellaneous	601,374

Total expenses	$4,500,000

Item 14.    Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation that will be in effect upon the completion of this offering permits indemnification of our directors, officers, employees, and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws that will be in effect upon the completion of this offering provide that we will indemnify our directors and officers and permit us to indemnify our employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

          We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee, or agent of Accolade, Inc., provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of Accolade, Inc. At present, there is no pending litigation or proceeding involving a director or officer of Accolade, Inc. regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

          We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

          Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.

          The underwriting agreement filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Item 15.    Recent Sales of Unregistered Securities.

          Since March 1, 2017, we have issued the following unregistered securities:

  (1)
  In October 2019, we sold an aggregate of 873,038 shares of Series F preferred stock and a warrant to purchase 85,000 shares of common stock to one accredited investor at a purchase price of $22.9085 per share of Series F preferred stock for an aggregate purchase price of $20.0 million.

  (2)
  In July 2019, August 2019 and October 2019, we issued an aggregate of 289,320 shares of common stock to two accredited investors as consideration pursuant to an acquisition.

  (3)
  From December 2017 through March 2020, we issued and sold an aggregate of 198,446 shares of our common stock upon the exercise of warrants at exercise prices ranging from $0.0005 to $13.75 per share, for an aggregate exercise price of $2,200,019.

  (4)
  From October 2017 through June 2018, we issued 362,877 shares of our common stock to employees in lieu of cash bonuses at prices per share ranging from $4.20 to $4.70 for an aggregate value of $1,584,655.

  (5)
  From March 1, 2018 through July 2018, we sold an aggregate of 2,095,365 shares of our Series E preferred stock and issued warrants to purchase an aggregate of 541,159 of common stock to a total of 39 accredited investors at a purchase price of $23.86195 per share of Series E preferred stock for an aggregate purchase price of $50.0 million.

  (6)
  From March 1, 2017 through June 29, 2020, we granted to certain employees, consultants, and directors options to purchase an aggregate of 12,127,496 shares of our common stock under our 2007 Plan at exercise prices ranging from $1.50 to $102.55 per share.

  (7)
  From March 1, 2017 through June 26, 2020, we issued and sold an aggregate of 2,713,600 shares of our common stock upon the exercise of options under our 2007 Plan, at exercise prices ranging from $1.50 to $102.55 per share, for an aggregate exercise price of $10,227,523.95.

  (8)
  From March 1, 2017 through July 2019, excluding the warrants issued in connection with our Series E and Series F financings, we issued to two accredited investors warrants to purchase an aggregate of 135,594 shares of our common stock at exercise prices ranging from $9.60 to $23.75 per share, for an aggregate exercise price of $1.6 million.

          None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits.

Exhibit Number		Description of Exhibit
1.1	#	Form of Underwriting Agreement.

3.1	#	Amended and Restated Certificate of Incorporation and Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.2	#	Amended and Restated Bylaws of the Registrant, as amended July 2016, as currently in effect.

3.3	#	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the completion of this offering.

3.4	#	Form of Amended and Restated Bylaws of the Registrant, to be effective immediately prior to the completion of this offering.

4.1	#	Form of common stock certificate of the Registrant.

4.2	#	Fifth Amended and Restated Registration Rights Agreement by and among the Registrant and certain of its stockholders, dated October 2, 2019.

5.1	#	Opinion of Cooley LLP.

10.1	+#	Accolade, Inc. Amended and Restated 2007 Stock Option Plan, and forms of agreements thereunder.

10.2	+#	Accolade, Inc. 2020 Equity Incentive Plan and forms of agreements thereunder.

10.3	+#	Accolade, Inc. 2020 Employee Stock Purchase Plan.

10.4	+#	Form of Indemnification Agreement entered into by and between the Registrant and each director and executive officer.

10.5	+#	Employment Agreement by and between the Registrant and Rajeev Singh dated October 2015.

10.6	+#	Offer Letter by and between the Registrant and Michael Hilton dated October 19, 2015.

10.7	+#	Offer Letter by and between the Registrant and Robert Cavanaugh dated October 26, 2015.

10.8	#	Loan and Security Agreement by and between the Registrant and Escalate Capital Partners SBIC III, LP dated January 30, 2017.

10.9	#	First Amendment to Loan and Security Agreement by and between the Registrant and Escalate Capital Partners SBIC III, LP dated March 22, 2018.

10.10	#	Second Amendment to Loan and Security Agreement by and between the Registrant and Escalate Capital Partners SBIC III, LP dated July 19, 2019.

10.11	#	Third Amendment to Loan and Security Agreement by and between the Registrant and Escalate Capital Partners SBIC III, LP dated May 7, 2020.

10.12	#	Credit Agreement by and among the Registrant, Comerica Bank and Western Alliance Bank dated July 19, 2019.

Exhibit Number		Description of Exhibit
10.13	#	Warrant to Purchase Common Stock of the Registrant issued to Comcast Alpha Holdings, Inc. dated July 6, 2015.

10.14	#	Amendment No. 1 to Warrant to Purchase Common Stock of the Registrant issued to Comcast Alpha Holdings Inc. dated October 20, 2017.

10.15	#	Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated February 22, 2007.

10.16	#	First Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated July 24, 2008.

10.17	#	Second Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated March 3, 2009.

10.18	#	Third Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated August 5, 2010.

10.19	#	Fourth Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated August 10, 2011.

10.20	#	Fifth Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated January 31, 2012.

10.21	#	Sixth Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated March 7, 2012.

10.22	#	Seventh Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated October 23, 2012.

10.23	#	Eighth Amendment to Lease by and between the Registrant and Brandywine Operating Partnership, L.P. dated December 1, 2017.

10.24	†#	Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated June 29, 2015.

10.25	†#	Amendment to Exhibits F and G to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated August 25, 2016.

10.26	†#	Amendment to Exhibit C to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated October 27, 2016.

10.27	†#	Amendment and Restatement of Exhibits F and G to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated September 18, 2017.

10.28	†#	Renewal and Amendment to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated October 20, 2017.

10.29	†#	Amendment to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated June 29, 2018.

10.30	†#	Amendment 2 to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated July 1, 2019.

Exhibit Number		Description of Exhibit
10.31	†#	Amendment to the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated August 12, 2019.

10.32	†#	Second Renewal and Amendment of the Amended and Restated Services Agreement by and between the Registrant and Comcast Cable Communications Management, LLC dated June 19, 2020.

10.33	#	Office Lease by and between the Registrant and 1201 Tab Owner, LLC dated May 28, 2019.

10.34	+#	Non-Employee Director Compensation Policy.

23.1		Consent of KPMG LLP, independent registered public accounting firm.

23.2	#	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	#	Power of Attorney (included on signature page).

+
Indicates management contract or compensatory plan.

†
Portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K.

#
Previously filed.
  (b)
  Financial Statement Schedules.

          All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 17.    Undertakings.

          The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

            (1)     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2)     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on June 30, 2020.

ACCOLADE, INC.
By:	/s/ RAJEEV SINGH Rajeev Singh Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RAJEEV SINGH Rajeev Singh	Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2020
/s/ STEPHEN BARNES Stephen Barnes	Chief Financial Officer (Principal Financial and Accounting Officer)	June 30, 2020
* J. Michael Cline	Director	June 30, 2020
* William H. Frist, Sr.	Director	June 30, 2020
* Jeffrey Jordan	Director	June 30, 2020
* Peter Klein	Director	June 30, 2020
* Dawn Lepore	Director	June 30, 2020

Signature		Title	Date

* James C. Madden, V		Director	June 30, 2020
* Thomas Neff		Director	June 30, 2020
* Patricia Wadors		Director	June 30, 2020
* Michael T. Yang		Director	June 30, 2020
*By:	/s/ RAJEEV SINGH Rajeev Singh Attorney-in-fact

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EXPLANATORY NOTE
Part II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.